EXHIBIT 2

                            STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made on the 31st day of January, 2006, by and between INTER ASSET JAPAN CO. LTD, a Japanese limited liability company (hereinafter called "IAJ") and INTER ASSET JAPAN LBO FUND No.1 (hereinafter called "FUND"), a Partnership formed as at October 1st, 2001, as a partnership governed by the Civil Code of Japan.

                                   WITNESSETH:

WHEAREAS, FUND shall sell the following shares to IAJ, and IAJ shall buy them from FUND;

NOW, THEREFORE, in consideration of the mutual promises contained herein the parties agree as follows:

ARTICLE 1 (Shares)

     FUND shall sell the following shares to IAJ.

     Class of shares:

          Common stocks of IA GLOBAL, INC., (hereinafter called "GLOBAL") a Delaware corporation.

     Number of Shares:

          1,846,854 shares

ARTICLE 2 (Consideration)

     The consideration for the shares shall be in the amount of (Y)74,814,238.

ARTILCE 3 (Payment method and due date)

     Payment method:

     IAJ shall pay the consideration by offsetting the following debts of FUND to IAJ and FUND shall accept as the payment.

               FUND's Debts to IAJ                        Amount
               -------------------                        ------
           FUND's Loan payable to IAJ                 (Y)24,244,510
          FUND's Account payable to IAJ               (Y)50,569,728
                                                      -------------
                   T o t a l                          (Y)74,814,238

     Payment date:

          The aforementioned offsetting of consideration and debt owed by FUND shall be effected on the date of share holder registration notice obtained from GLOBAL.

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ARTICLE 4 (Notice of registration for change of shareholders)

     FUND and IAJ shall cooperate together, and notify GLOBAL of the fact of the STOCK PURCHASE AGREEMENT, in order that IAJ succeed the valid ownership of the 1,846,854 shares.

     FUND and IAJ shall obtain from GLOBAL the documents of notice to the shareholders, representing the kind and numbers of shares after the updated registrations, to ensure their accurate registrations by GLOBAL.

ARTICLE 5 (Language and Application Laws)

     This Agreement shall be excused in duplicate in the Japanese language and the translation of this Agreement into English shall have no effect on the interpretation of terms thereof. This Agreement shall be governed by and constructed in accordance with the laws of Japan.

IN WITNESS, the parties have executed this STOCK PURCHASE AGREEMENT on the day and year first above written in duplicate keeping one copy each.


              IAJ :
                      INTER ASSET JAPAN CO., LTD

                      By:
                                 --------------------------
                      Name:
                                 --------------------------
                      Title:
                                 --------------------------
                      Address:   Atago Green Hills MORI tower 35F
                                 2-5-1,Atago,Minato-ku,Tokyo,Japan



              FUND:
                      INTER ASSET JAPAN CO., LTD
                      As an Executive partner of INTER ASSET JAPAN LBO FUND No.1

                      By:
                                 --------------------------
                      Name:
                                 --------------------------
                      Title:
                                 -------------------------
                      Address:   Atago Green Hills MORI tower 35F
                                 2-5-1,Atago,Minato-ku,Tokyo,Japan


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